EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

STERLING SEAL & SUPPLY, INC.

AND

MARGE GRAHAM

Dated as of April 1, 2014

SECTION 1	PURCHASE AND SALE OF SHARES; PURCHASE PRICE	1

1.1	Purchase and Sale of Shares; Purchase Price	1

1.2	Purchase Price for Shares	1

1.3	Working Capital Adjustment	1

1.4	Earnout	2

1.5	Seller’s Obligation to Pay Excluded Debt and Selling Expenses	3

SECTION 2	THE CLOSING; CLOSING DELIVERIES	3

2.1	Deliveries at the Closing	3

2.2	Effective Time	4

SECTION 3	REPRESENTATIONS AND WARRANTIES OF SELLER	4

3.1	Disclosure Schedule	4

3.2	Corporate Matters	5

3.3	Non-Contravention	5

3.4	Capitalization	5

3.5	Financial Statements	6

3.6	Absence of Undisclosed Liabilities; Indebtedness	6

3.7	Assets	7

3.8	Transactions with Seller and Affiliates	7

3.9	Accounts Receivable	7

3.10	Intellectual Property Rights	7

3.11	Claims; Litigation	7

3.12	Tax Matters	8

3.13	Insurance	9

3.14	Employee Benefit Plans	9

3.15	Contracts and Commitments; No Default	10

3.16	Labor Matters	11

3.17	Compliance with Law and Permits	11

3.18	Governmental Approvals	12

3.19	Customers and Vendors	12

3.20	Minute Books, Accounts and Proxies	12

3.21	Brokers	12

3.22	Other Matters	12

3.23	Consent	13

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SECTION 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	13

4.1	Authorization	13

4.2	Non-Contravention	13

4.3	Governmental Approvals	13

4.4	Brokers	13

4.5		13

4.6	Claims; Litigation	14

4.7	Tax Matters	14

4.8	Representations and Warranties Generally	14

SECTION 5	COVENANTS OF THE PARTIES	14

5.1	Further Assurances; Cooperation	14

5.2	Public Announcements	14

5.3	Transfer Taxes	14

5.4	Other Taxes	14

5.5	Non-Compete

SECTION 6	SURVIVAL AND INDEMNIFICATION	14

6.1	Survival of Representations, Warranties and Covenants	14

6.2	Indemnification by Seller	15

6.3	Indemnification by Purchaser	15

6.4	Claims for Indemnification	15

6.5	Remedies; Etc.	16

6.6	Indemnity Provisions for Taxes	17

6.7	Tax Treatment	18

SECTION 7	MISCELLANEOUS PROVISIONS	18

7.1	Expenses	18

7.2	Amendment and Modification	18

7.3	Waivers	18

7.4	Notices	18

7.5	Parties in Interest	19

7.6	Assignment	19

7.7	Construction	19

7.8	Entire Agreement	19

7.9	Severability	19

7.10	Rights and Remedies	19

7.11	Jurisdiction	20

7.12	Governing Law	20

7.13	Waiver of Jury Trial	20

7.14	Counterparts	20

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated as of April 1, 2014, by and between Sterling Seal & Supply, Inc., a New Jersey corporation (“Purchaser”), and Marge Graham, an individual (“Seller” and together with Purchaser and the Company, the “Parties” and each a “Party”). Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in Exhibit A.

PRELIMINARY STATEMENTS

A.                Seller has advised Purchaser that Seller owns beneficially and of record ten (10) shares (the “Shares”) of common stock of RG Sales, Inc., a Pennsylvania corporation (the “Company”), which represent all of the outstanding shares of capital stock of the Company and that, other than the Shares, the Company has no other equity interests of any kind or nature issued or outstanding.

B.                 Purchaser desires to acquire from Seller all of the Shares so that the Company shall become at Closing a wholly owned subsidiary of Purchaser.

C.                 The Parties recognize that certain definitions are included in Exhibit A and certain other definitions (but not all) are cross referenced in the Table of Contents.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1
PURCHASE AND SALE OF SHARES; PURCHASE PRICE

1.1              Purchase and Sale of Shares. Seller hereby sells to Purchaser, and Purchaser hereby purchases and accepts from Seller, ten (10) Shares.

1.2              Purchase Price for Shares. Subject to Section 1.5 and Section 1.6, the aggregate purchase price for the Outstanding Shares is equal to (a) $400,000 (the “Base Purchase Price”) minus (b) the Working Capital Shortfall, if any, plus (c) the Earnout Payments, if any (collectively, the “Purchase Price”). The Base Purchase Price shall be payable as follows:

(a)                $250,000 shall be payable in cash at the Closing (the “Cash Closing Payment”).

(b)               $150,000 shall be payable pursuant to a promissory note in the form of Exhibit B (the “Note”).

1.3              Working Capital Adjustment. The Purchase Price shall be subject to adjustment for any Working Capital Deficiency immediately prior to the Closing as specified in this Section 1.3.

(a)                Not later than one (1) calendar day prior to the Closing, the Seller shall deliver to the Purchaser a statement of Closing Date Working Capital (the “Closing Work Capital Statement”). The Closing Working Capital Statement shall be prepared on a tax basis consistent with past practice.

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(b)               If the Net Working Capital reflected on the Closing Working Capital Statement (the “Closing Working Capital”) is less than $100,000, then the principal amount of the Note issuable pursuant to Section 1.2(b) shall be reduced by such difference.

1.4              Earnout. The Purchaser shall pay to the Seller earnout payments (the “Earnout Payments”) as follows:

(a)                Within ninety (90) days after the one (1) year anniversary of the Closing Date, Purchaser shall pay to the Seller as part of the Purchase Price an Earnout Payment in an amount equal to:

(i)                 Fifty Thousand Dollars ($50,000) if the Pennsylvania Division Revenues are equal to or greater than Seven Hundred Thousand Dollars ($700,000) but less than Eight Hundred Thousand ($800,000) during the period commencing on the Closing Date and ending on the day prior to the one year anniversary of the Closing Date.

(ii)               Seventy-Five Thousand Dollars ($75,000) if the Pennsylvania Division Revenues are equal to or greater than Eight Hundred Thousand Dollars ($800,000) but less than Nine Hundred Thousand ($900,000) during the period commencing on the Closing Date and ending on day prior to the one year anniversary of the Closing Date.

(iii)             One Hundred Thousand Dollars ($100,000) if the Pennsylvania Division Revenues are equal to or greater than Nine Hundred Thousand Dollars ($900,000) during the period commencing on the Closing Date and ending on the day prior to the one year anniversary of the Closing Date.

(b)               Within ninety (90) days after the two (2) year anniversary of the Closing Date, the Purchaser shall pay to the Seller as part of the Purchase Price an Earnout Payment in an amount equal to:

(i)                 Twenty-Five Thousand Dollars ($25,000) if the Pennsylvania Division Revenues are equal to or greater than Seven Hundred Thousand Dollars ($700,000) but less than Eight Hundred Thousand ($800,000) during the period commencing on the one year anniversary of the Closing Date and ending on the day prior to the two year anniversary of the Closing Date.

(ii)               Thirty-Seven Thousand Five Hundred Dollars ($37,500) if the Pennsylvania Division Revenues are equal to or greater than Eight Hundred Thousand Dollars ($800,000) but less than Nine Hundred Thousand ($900,000) during the period commencing on the one year anniversary of the Closing Date and ending on the day prior to the two year anniversary of the Closing Date.

(iii)             Fifty Thousand Dollars ($50,000) if the Pennsylvania Division Revenues are equal to or greater than Nine Hundred Thousand Dollars ($900,000) during the period commencing on the one year anniversary of the Closing Date and ending on the day prior to the two year anniversary of the Closing Date.

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(c)                The Purchaser shall provide to Seller in writing the Company’s computation of the applicable Earnout Payment during each of the ninety (90) day periods referred to in clauses (a) and (b) above.

1.5              Seller’s Obligation to Pay Excluded Debt and Selling Expenses.

(a)                Except as otherwise provided herein or on Schedule 1.5, at the Closing, the Seller shall pay, or shall cause the Company to pay from the Company’s existing cash, all of the Excluded Debt and all Selling Expenses; provided that to the extent, at the sole election of Purchaser, any Excluded Debt is not satisfied in full and/or terminated at Closing, then the amount of the same shall be deducted from the Purchase Price by reducing the Cash Closing Payment. Notwithstanding the foregoing, the Parties agree that the Seller is fully obligated to pay all Excluded Debt and Selling Expenses even if the Seller fails to pay all Excluded Debt and Selling Expenses at the Closing, subject to the provisions of this Agreement.

(b)               If obtainable, final readings shall be obtained for utility and similar services, such as gas, electricity, phone, internet, water and sewer. If a final reading is not obtained for any utility or other service, the charges therefor shall be prorated on a daily basis, with the intent being that the Seller be obliged to pay any amount related to the period prior to the Closing Date and the Company remain obligated to pay any amount related to the period after the Closing Date.

1.6              Receivables Adjustment. In the event that at least an aggregate of $85,000 of the accounts receivable set forth on Schedule 3.9 are not collected by July 1, 2014, then Purchaser may set off the amount by which the actual collections are less than $85,000 against the amount payable on October 1, 2014 under the Note.

SECTION 2
THE CLOSING; CLOSING DELIVERIES

2.1              Deliveries at the Closing.

(a)                Deliveries by Seller. At the Closing, the Seller shall deliver or cause to be delivered the following to the Company and the Purchaser:

(i)                 stock certificates representing the Shares, free and clear of all Encumbrances, duly endorsed for transfer to the Purchaser or accompanied by a duly executed stock power;

(ii)               a release by Seller and Seller’s spouse, if any in favor of the Company in the form of Exhibit C, duly executed by Seller (the “Release”).

(iii)             all the consents and approvals listed in Schedule 3.24 required to consummate the Transactions in form and substance reasonably acceptable to Purchaser and executed by all Governmental Authorities.

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(iv)             the minute books, stock transfer records and stock record books (or equivalent corporate book) of the Company and all other materials related to their corporate administration;

(v)               the resignations of the directors and officers of the Company;

(vi)             certificates of good standing for the Company from the State of Pennsylvania and each state where it is qualified to do business, in each case, dated as of a recent date prior to the Effective Time;

(vii)           an Employment Agreement, in the form of Exhibit D (the “Employment Agreement”) duly executed by Seller; and

(viii)         an Assignment of Commercial Lease, Consent and release Assignment, in the form of Exhibit E (the “Lease Assignment”) duly executed by Seller and the landlord named therein.

(b)               Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller the following:

(i)                 the Cash Closing Payment;

(ii)               the Note duly executed by Purchaser;

(iii)             the Employment Agreement, duly executed by Purchaser: and

(iv)             the Lease Assignment duly executed by Purchaser

2.2              Effective Time. The closing of the Transactions (the “Closing” and the time of such Closing being referred to as the “Effective Time”) shall take place upon the execution and delivery of all the Transaction Documents and the delivery of all the other payments and documents referenced in Section 2.1 on April 1, 2014 (the “Closing Date”). The Closing shall take place at the offices of Seller, or such other place as the Parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the Transactions shall be exchanged by the Parties. Except as otherwise provided in this Agreement, all actions taken at the Closing will be deemed to be taken simultaneously at the Effective Time.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1              Disclosure Schedule. The section numbers and paragraph headings in the disclosure schedule attached hereto (the “Disclosure Schedule”) refer to Sections of this Agreement. Matters disclosed in reference to any specific Section will not be taken as being disclosed for purposes of qualifying the representations and warranties of Seller in any other Section of this Agreement except to the extent that the applicability of such qualification is reasonably apparent from such disclosure provided this exception shall not apply to any documents or other materials listed or referred to in such Schedule.

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3.2              Corporate Matters.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Seller further represents and warrants that:

(i) the Company has the requisite corporate power and corporate authority to carry on its business as it is now being conducted;

(ii) the Company is not, nor is it required to be, authorized to conduct business in any foreign jurisdiction;

(iii) the Company owns no Equity Interests and has no obligation to acquire any Equity Interest; and

(iv) the Company has no subsidiaries.

(b)               Each Transaction Document to which Seller and/or the Company is a party has been duly and validly executed and delivered by Seller or the Company, as the case may be. Each Transaction Document to which Seller and/or the Company is a party is the valid and binding obligation of Seller or the Company, as the case may be, enforceable against Seller or the Company, as the case may be, in accordance with its terms.

3.3              Non-Contravention. the execution and delivery of the Transaction Documents to which Seller is a party and the consummation of Transactions do not and will not: (a) violate any provision of the articles of incorporation or bylaws of the Company; (b) except as set forth in Schedule 3.3 of the Disclosure Schedule, result in or constitute a violation, breach or default in any material respect (or an event which, with the giving of due notice or lapse of time, or both, would result in or constitute such a violation, breach or default), under any terms, conditions or provisions of any Contract or Authorization to which the Company or Seller (or their respective assets) is a party, subject or bound, or entitle any other Person to terminate or materially modify any such Contract or Authorization or result in the creation or imposition of any Encumbrances upon the Shares; or(c) with respect to the Seller or the Company, violate any Law or Order.

3.4              Capitalization.

(a)                Seller holds of record and beneficially all the Shares, free and clear of any Encumbrances, except for restrictions under applicable federal and state securities laws. either the Seller nor the Company is a party to, bound by or subject to any option, warrant, purchase right or other Contract that may or would require (i) Seller to sell or otherwise Transfer any of the Shares, other than pursuant to this Agreement or (ii) the Company to issue any shares or other Equity Interests. neither the Seller nor the Company is a party to, subject to or bound by any voting trust, proxy or other Contract with respect to the Outstanding Shares

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(b)               Schedule 3.4 sets forth the authorized and the issued and outstanding capital stock of the Company. The Shares constitute all of the Company’s issued and outstanding equity interests of any kind or nature. The Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held beneficially and of record in their entirety solely by Seller. To the best of Seller’s knowledge and belief, the Shares were issued in compliance with all applicable securities laws and any preemptive rights or rights of first refusal of any Person. Except for the Shares there are no subscription rights, options, warrants, conversion rights, purchase rights or other Contracts that may or would require the Company or Seller to issue, sell, Transfer or otherwise cause to become outstanding any capital stock of the Company or permit any Person other than Purchaser to acquire same.

3.5              Financial Statements. Seller has heretofore delivered to Purchaser a copy of the unaudited balance sheets of the Company as of December 31, 2013 and January 31, 2014 (the “Most Recent Balance Sheet”), together with (a) the unaudited statements of operations for the Company for the twelve months ended December 31, 2013 and (b) the unaudited statements of operations for the Company for the period from January 1, 2014 through January 31, 2014 (all such financial statements referred to in this sentence, the “Financial Statements”). Except as disclosed therein or in Schedule 3.5, the Financial Statements are in accordance with the books and records of the Company, have been prepared on a tax basis consistent with past practice (except as stated therein or in the notes thereto), and fairly present the financial position of the Company in all material respects as of the respective dates thereof, and the income or loss for the periods then ended; provided that the unaudited Financial Statements lack footnotes.

3.6              Absence of Undisclosed Liabilities; Indebtedness.

(a)                Except as (1) reflected or reserved against on the Most Recent Balance Sheet, (2) incurred since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice or (3) set forth in Schedule 3.6, the Company has no Liability in excess of $1,000 and the Company is not liable upon or with respect to (by discount, repurchase agreement or otherwise), or obliged in any other way to provide funds in respect of, or to make guarantees or assume, any Liability of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

(b)               Schedule 3.6 sets forth a true and complete list of all accounts payable outstanding as of the date hereof and all other Liabilities exceeding $1,000 owing by the Company and outstanding as of the date hereof.

(c)                Except as set forth on Schedule 3.6, no Contract (i) relating to Excluded Debt restricts the prepayment thereof, or (ii) restricts the Company’s right to incur Liabilities or grant any Encumbrance on the assets of any of the Company.

(d)               As at Effective Time, the Company will have no Liability for Excluded Debt. The Company and Seller hereby represent that the Company has cancelled all of its credit cards and paid off all outstanding balances under its credit card accounts. Notwithstanding the foregoing, the Company’s existing line of credit shall remain open and the liability therefor assumed by the Buyer; provided, however, that no amounts will be outstanding under such line of credit at the time of Closing.

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3.7              Assets.

(a)                Except as set forth in Schedule 3.7, the Company has good and marketable title, free and clear of any Encumbrances other than Permitted Liens (as defined below), to, or a valid leasehold interest in, or other right to use, all of its material assets, including its properties and rights. The assets, tangible and intangible, currently owned, leased or licensed by the Company constitute all of the assets necessary for the continued conduct of the Company’s business. The Company is the only operation through which the Company’s Business is conducted. No similar business is conducted by Seller or any affiliate or Family Member of Seller.

(b)               The Company’s material tangible assets, are in good repair, working order and operating condition, subject only to ordinary wear and tear. Except as set forth on Schedule 3.7, the Company has not sold or otherwise transferred any assets material to the ongoing operations of the Company since December 31, 2013.

3.8              Transactions with Seller and Affiliates. Except as set forth in Schedule 3.8, the Company is not a party, bound by or subject to any Contract with Seller, any Family Member of Seller or any Person directly or indirectly controlled by or under common control with Seller or any Family Member of Seller.

3.9              Accounts Receivable. To the best of Seller’s knowledge and belief, each account receivable of the Company (“Account”) (a) is fully collectible, (b) constitutes the Company’s valid claim for the full amount against the account debtor free and clear of all Encumbrances; (c) arises from a bona fide performance of services and (d) the Company has not pre-billed any customer for work that has not been performed or goods which have not been delivered. To the extent that the Company has recorded an Account for goods or services with respect to which the Company has a corresponding payment obligation to a third party, the Company has recorded such account payable. No Accounts are due from any Company employee. Except as set forth in Schedule 3.9(i) to the Company’s knowledge, (i) each Account is valid, binding and enforceable against the account debtor in accordance with its terms; (ii) no Account is the subject of any outstanding dispute, asserted right of setoff or other claim and (iii) the allowance for doubtful accounts is adequate. The schedule of the Accounts provided to Purchaser as of March 31, 2014 which is attached hereto as Schedule 3.9, and the aging analysis therefor, is materially accurate. Except for the Accounts listed in Schedule 3.9(iii), no Account is due from Seller, any Seller affiliate or any Seller Family Member.

3.10          Intellectual Property Rights.

(a)                To the best of the Seller’s knowledge and belief, Company owns no patents, trademarks, or copyrights, and has not received notice that Company has infringed the Intellectual Property Rights of any third party.

3.11          Claims; Litigation. Except as set forth in Schedule 3.11, there is no (i) claim or (ii) legal, administrative, arbitration or other proceeding, suit or action, or governmental investigation or enforcement action (“Proceeding”), pending, or to the Seller’s knowledge, threatened against the Company, its employees to the extent involving or relating to the Company, the Company’s assets or the Shares, including any Proceeding seeking enjoin or prevent the consummation of the Transactions.

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3.12          Tax Matters. Except as set forth in Schedule 3.12:

(a)                (i) The Company has filed (or joined in the filing of) when due all Tax Returns required by applicable Law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Effective Time owed by the Company (whether or not shown on any Tax Return) or for which the Company may be liable under Treas. Regs. Section 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (or other group filing on a combined or unitary basis) at any time on or prior to the Effective Time Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith and are listed in Schedule 3.12(i), for periods through the Effective Time (including the portion of any Straddle Period ending on the Effective Time) does not exceed the amount taken into account as a liability in determining the Working Capital Deficiency, if any, and the amount under Section 1.3;

(b)               There is no Proceeding, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority;

(c)                Since January 1, 2006, no claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by such jurisdiction, nor to Company’s knowledge is any such assertion threatened;

(d)               (i) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (iii) the Company is not a party to any Contract, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; and (iv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company;

(e)                The Company is an S corporation for United States and Commonwealth of Pennsylvania tax purposes and will not have any built-in-gain (as such term is defined in Code Section 1374) as of the Closing Date; and

(f)                (i) the Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (ii) the Company is not a “foreign person” within the meaning of Section 1445 of the Code; (iii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iv) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (v) the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (vi) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (vii) the Company has not participated in a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder; (viii) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company; and (ix) the Company has never filed any consolidated Tax Returns and has never been and is not liable for the Taxes of any other Person.

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3.13          Insurance. Schedule 3.13 lists all contracts and policies of fire and other casualty, auto, general liability, theft, workers’ compensation, health, directors and officers, business interruption and other insurance contracts and policies owned by the Company, specifying the insurer, the policy number, the scope of coverage and a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance contract and policy: (a) the contract or policy is in full force and effect; (b) no notice of cancellation, termination or non-renewal of the contract or policy has been received by the Company; (c) neither the Company, nor to the Company’s knowledge, any other party to the contract or policy is in breach or default thereof, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the contract or policy; (d) to the Company’s knowledge, no party to the policy has repudiated any provision thereof; and (e) there is no material claim pending under such contract or policy as to which coverage has been reserved, questioned, denied or disputed by the underwriters of such contract or policy.

3.14          Employee Benefit Plans.

(a)                Schedule 3.12(a) contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans”.

(b)               Seller has provided or made available to Purchaser with respect to each and every Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the most recent plan year; and (vi) the most recent written results of all compliance testing required pursuant to the Code, including Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

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(c)                Each Company Benefit Plan has been maintained in accordance in all material respects with its constituent documents and with all applicable provisions of the Code, ERISA and other applicable laws.

3.15          Contracts and Commitments; No Default.

(a)                Except as set forth in Schedule 3.15, the Company is not a party to, nor are any of the assets of the Company bound by, any written or oral: (i) Contract or group of Contract with the same Person or their affiliates that (A) requires or could reasonably expected to require payments by the Company in excess of $2,500 or (B) entitles, or could reasonably be expected to entitle, the Company to payments in excess of $2,500; (ii) non-competition Contract that purports to or does restrict the business activities of the Company including any that purports to or does limit the manner in which, or the localities in which, the business of the Company may be conducted; (iii) Contract in favor of the Company containing non-competition, non-disclosure or non-solicitation restrictions for the Company’s benefit; (iv) Contract for the sale, Transfer or license of any material Company asset; (v) Contract to loan money to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; (vi) Contract with any Material Customer; or (vii) Contract that is otherwise material to the Company.

(b)               True and correct copies (or true and correct summaries, in the case of oral items) of all Contracts disclosed or required to be disclosed pursuant to this Section (the “Material Contracts”) have been provided to Purchaser for review. Each Material Contract is valid, binding and enforceable against the Company and each of the other parties thereto, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity, and including any state-law limitations on enforceability of non-solicitation, non-compete and other restrictive covenants). Each Material Contract is in full force and effect. The Company has performed in all material respects all obligations required to be performed by it to date under, and is not in material breach, violation or default under, any Material Contract to which it is a party, bound or subject and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach, violation or default. To the Company’s knowledge, no other party to any Material Contract is in material breach, violation or default in respect thereof, and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach, violation or default.

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3.16          Labor Matters. The Company is not a party to any collective bargaining agreement or other Contract with any labor organization, union or association with respect to any of its employees. Except as set forth on Schedule 3.16 the Company is in compliance in all material respects with Laws relating to employees and employment. To the Company’s knowledge, there are no material controversies between the Company and any of its employees. No unresolved labor union grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened against the Company.

3.17          Compliance with Law and Permits.

(a)                Except as set forth in Schedule 3.17, the business of the Company is being conducted, and has been conducted, in compliance with all applicable Laws in all material respects. The Company possesses all Authorizations necessary to permit it to operate its business in the manner in which it presently is conducted, except where the failure to obtain any such Authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Each registration, report, statement, notice, document or other filing or submission requested or required to be filed by the Company with any Governmental Authority under any Law (“Filing”) has been timely filed, and when filed complied in all material respects, and where required continues to comply in all material respects, with applicable Laws, or, in the alternative, the failure of the same has not had a Material Adverse Effect on the Company. As of their respective dates, no Filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.17, the Company has not received written notice of any claimed material violation of any Law or directing the Company to take any remedial action with respect to such applicable Law or otherwise and no material deficiencies have been asserted by any Governmental Authority with respect to any Filing. The Company has not received notice that the Company or any of its assets is subject to any Order directed to it or a party to any Order. The Company is not in default with respect to any Order material to its operations that the Company has received notice of.

(b)               Without limiting the generality of Section 3.17(a), the business of the Company is being conducted, and, during the past three years, has been conducted in compliance in all material respects with federal Medicare and Medicaid statutes, the Federal anti-kickback statute, the Federal Civil False Claims Act, the Federal TRICARE Statute and the regulations promulgated pursuant to such statutes. Neither the Company, nor any manager, officer, director or to the Company’s knowledge any other employee of the Company has been excluded or suspended from participation in the Medicare, Medicaid or any other Federal Health Care Program (as defined at 42 U.S.C. § 1320a-7b(f)) or been subject to any order, settlement agreement, or consent decree of, or criminal or civil fine, penalty or similar obligation imposed by, any Governmental Authority with respect to any such program, for which, in any such case, the Company has liability. To the Company’s knowledge, the Company has not arranged or contracted with (by employment or otherwise) any Person that is excluded from participation in a Federal Health Care Program, for the provision of items or services by the Company for which payment has been or may be made under such Federal Health Care Program.

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(c)                Neither the Company nor any director, officer, manager or to the best of Seller’s knowledge, employee of the Company has, for or on behalf of the Company, (i) knowingly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) knowingly made any unlawful payment including to any official or employee of any Government Authority relating to any federal or state health care program.

3.18          Governmental Approvals. Except as set forth in Schedule 3.18, with respect to the Company and Seller, no consent or Authorization from, or filing with, any Governmental Authority by the Company or Seller is required for the execution, delivery and performance of any Transaction Document or the consummation of the Transactions.

3.19          Customers and Vendors.

(a)                Schedule 3.19 sets forth the 10 largest customers of the Company by revenue for each of the twelve months ended December 31, 2013 and the twelve (12) months ended December 31, 2012 (the “Material Customers”). No Material Customer has terminated or materially adversely changed its relationship with the Company since December 31, 2011 unless noted on Schedule 3.19. The Company has not been advised that any Material Customer intends to terminate or materially adversely change its relationship with the Company or take any similar action unless noted on Schedule 3.19. Except as set forth in Schedule 3.19, (i) the Company is not involved in any claim, dispute or controversy with any Material Customer where the amount in dispute exceeds $2,500; and (ii) to the best of Seller’s knowledge, the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, will have or could reasonably be expected to have a Material Adverse Effect on the Company.

(b)               Schedule 3.19 sets forth the 10 largest vendors of the Company by expense for each of the twelve months ended December 31, 2013 and the twelve (12) months ended December 31, 2012. No such vendor has terminated or materially adversely changed its relationship with the Company unless noted on Schedule 3.19. The Company has not been advised that any such vendor intends to terminate or materially adversely change its relationship with the Company unless noted on Schedule 3.19.

3.20          Minute Books, Accounts and Proxies. The corporate minute books and stock transfer record books of the Company have all been made available to Purchaser for review and are correct in all material respects.

3.21          Brokers. To the extent that Seller or Company has any liability or obligation to pay any brokerage fee or commission, finder’s fee, or financial advisory fee in connection with the Transaction, Seller shall indemnify, defend, and hold harmless Purchaser and Company from the claim of any third party with respect to such fee. Notwithstanding the foregoing, Purchaser agrees to reimburse Seller for Seller’s transaction costs up to $5,000.00.

3.22          Other Matters. The Company has not provided, and has no obligation to provide, (i) any guarantee (direct or indirect) of any kind or nature with respect to any Liability of any other Person or (ii) any power of attorney to any Person.

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3.23          Consents. Schedule 3.24 lists each Contract, right, document or other agreement which requires the consent of a third party with respect to the transactions contemplated by this Agreement. Except as set forth on Schedule 3.24, no third party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby,

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1              Authorization. Purchaser is a duly organized, validly existing corporation organized under the laws of the State of New Jersey. Purchaser and the signatory hereto have all requisite power and authority to enter into, execute, deliver and perform its obligations under each Transaction Document to which is it a party. The execution and delivery of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of Purchaser and no other action is necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions. Each Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser. Each Transaction to which Purchaser is a party is the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.2              Non-Contravention. The execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the Transactions do not and will not: (a) violate any provision of the certificate of formation or operating agreement of Purchaser; (b) result in or constitute a violation, breach or default (or an event which, with the giving of due notice or lapse of time, or both, would result in or constitute such a default), under, any Contract to which Purchaser is a party, bound or subject; (c) with respect to the Purchaser, violate in any material respect any Law or Order, including but not limited to applicable federal and state securities laws and regulations.

4.3              Governmental Approvals. No consent, approval, order or authorization from, or filing with any governmental authority is required for the execution, delivery and performance of any Transaction Document to which Purchaser is a party by Purchaser.

4.4              Brokers. Purchaser has no liability or obligation to pay any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated by this Agreement.

4.5              Purchaser has attached hereto as Schedule 4.5 a copy of the unaudited balance sheet of Purchaser as of December 31, 2013, together with the unaudited statements of operations for the Purchaser for the twelve month period ended December 31, 2013. The foregoing items are in accordance with the books and records of the Company, have been prepared according to Generally Accepted Accounting Principles, and fairly present the financial position of the Company in all material respects as of the date thereof, and the income or loss for the period then ended.

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4.6              Claims; Litigation. Except as set forth in Schedule 4.6, there is no (i) claim or (ii) legal, administrative, arbitration or other proceeding, suit or action, or governmental investigation or enforcement action (“Proceeding”), pending, or to the Purchaser’s knowledge, threatened against the Purchaser, its employees to the extent involving or relating to the Purchaser, the Purchaser’s assets or the Shares, including, without limitation, any Proceeding seeking enjoin or prevent the consummation of the Transactions.

4.7              Tax Matters. Purchaser has filed, or caused to be filed, with the appropriate foreign, federal, state, local, and other agencies, all tax returns and tax reports required by law to be filed by it and such returns and reports are true, complete, and correct; provided, however, that Purchaser’s 2012 tax returns are subject to duly filed extensions. No audit of any federal, state, or local income tax returns or other tax returns by Purchaser is in progress, or threatened. Purchaser has not received notice or information from any taxing authority that an audit is pending or threatened. There exists no past due unpaid federal, state, or local income or other tax or any tax deficiency by a governmental agency or authority having jurisdiction assessed against Purchaser.

4.8              Representations and Warranties Generally. Except as expressly set forth in Section 4, Purchaser makes no representation or warranty in this Agreement, express or implied, at law or in equity, in respect of Purchaser or any of its assets, liabilities or operations.

SECTION 5
COVENANTS OF THE PARTIES

5.1              Further Assurances; Cooperation. Each Party hereto will at and after the Effective Time, execute and deliver such instruments and take such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement.

5.2              Public Announcements. Except as required by Law, neither Seller nor Purchaser shall make any public announcement or statement, written or oral, with respect to the Transaction Documents or the Transactions without the prior written consent of the other.

5.3              Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid by Seller when due, and Seller will, at her own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser will, join in the execution of any such Tax Returns and other documentation.

5.4              Other Taxes. Seller shall be responsible for timely paying all Taxes incurred by the Company or arising from the operations of the Company prior to the Closing Date.

SECTION 6
SURVIVAL AND INDEMNIFICATION

6.1              Survival of Representations, Warranties and Covenants. The representations and warranties of each of the Parties (including in any certificates or other instruments delivered pursuant to this Agreement) shall survive the Effective Time for twenty-four (24) months after the Closing; provided, however, that the representations and warranties (i) set forth in Sections 3.2, 3.3(a), 3.4, 3.7(a), 3.8, 3.9(a), 3.10, and 3.21 or (ii) that constitute fraud (the “Fundamental Representations”) shall survive until 60 days after the expiration of all applicable statutes of limitations. All representations, warranties and covenants of each of the Parties (including in any certificates or other instruments delivered pursuant to this Agreement) shall be deemed to have been relied upon by the other Parties, and shall not be limited or otherwise affected by the knowledge of, or any investigation heretofore or hereafter made by, any such Party.

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6.2              Indemnification by Seller.

(a)                Seller hereby agrees to indemnify, defend and hold harmless Purchaser, the Company, their affiliates and each of their respective officers, directors, beneficial equity owners, employees, representatives, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses that any of Purchaser Indemnitees incur or sustain to the extent the same result from or arise out of or by virtue of: (i) any breach of any representation or warranty made by Seller in any Transaction Document; (ii) any breach by Seller of, or failure by Seller to comply with, any of his covenants or obligations under any Transaction Document, (iii) except for any Closing Date Permitted Debt, any Liability of Seller or the Company, including any Liability of Seller or the Company for or based on (A) any claim or Proceeding, (B) any Excluded Debt, (C) Taxes, (D) any employment-related matter or (E) any Contract, in each case of this clause (iii), to the extent the same are attributable to or arise out of actions or events occurring prior to the Closing; (iv) any act or omission by the Company or Seller that occurred on or prior to the Closing; and (v) Selling Expenses.

(b)               Without limiting the generality of Section 6.2(a), Seller hereby agrees to indemnify, defend and hold harmless Purchaser Indemnitees from and against any and all Losses attributable to Pre-Effective Time Taxes.

6.3              Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and each of her affiliates and their respective officers, directors, beneficial equity owners, employees, representatives, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses that any of Seller Indemnitees incur or sustain to the extent the same result from or arise out of or by virtue of: (i) any breach of any representation or warranty of Purchaser, (ii) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under any Transaction Document or (iii) the conduct of the Company’s business after the Closing Date.

6.4              Claims for Indemnification.

(a)                General. A Person seeking indemnification under this Agreement (the “Indemnified Party”), will promptly notify in writing the party from whom indemnification is sought (the “Indemnifying Party”) of the claim; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not release the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure.

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(b)               Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that: (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel, in each case at its or his own expense, to assist in the handling of such claim; (ii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Party, unless (A) the judgment or proposed settlement involves only the payment of money damages and does not impose any injunctive or other relief on the Indemnified Party and (B) there is no admission or finding of any breach or default, any violation of law or any other wrongdoing against the Indemnified Party; (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions promptly after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party and with the assistance of counsel reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party from time to time therefore in accordance with this Section 6; provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party, which shall not be unreasonably withheld; and (iv) in connection with such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

6.5              Remedies; Etc.

(a)                Except for the right to injunctive and similar equitable relief and except for the right to specific performance, the Parties acknowledge and agree that, with respect to any Transaction Document, other than the Employment Agreement, except in the case of fraud, the indemnification provisions in this Section 6 shall be the exclusive remedy of the Parties. A Party may sue for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate. All payments to be made under this Section 6 with respect to indemnification shall be made in cash, or, in the event of indebtedness of the Indemnified Party to the Indemnifying Party, a reduction of such indebtedness, in the Indemnifying Party’s sole discretion.

(b)               In addition to any other available rights or remedies permitted under this Agreement, the Purchaser shall have the right at any time to (i) withhold amounts otherwise payable to the Seller under the Note until the underlying claim(s) are finally determined to be or not to be an Allowed Indemnification Claim(s) in whole or part, and (ii) to the extent so determined to be an Allowed Indemnification Claim offset against such amount so withheld in satisfaction of such Allowed Indemnification Claim, in whole or part, as the case may be, and (b) a Party may sue for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

(c)                Notwithstanding the foregoing, Seller’s indemnification obligation in this Section 6, except its indemnification obligation pursuant to Section 6.6 below, pursuant to any damages, claims, charges, or costs of any nature shall be limited to the Purchase Price described in Section 1.2.

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6.6              Indemnity Provisions for Taxes.

(a)                If a claim for Taxes, including notice of a pending or threatened audit, is made by any Governmental Authority to an Indemnitee seeking indemnification (the “Tax Indemnitee”), which, if successful, could result in an indemnity payment pursuant to this Article 6 (a “Tax Contest”), the Tax Indemnitee shall promptly notify the Party obligated to indemnify (the “Tax Indemnitor”) in writing of the Tax Contest; provided, that failure to provide such prompt notice shall not affect the Tax Indemnitor’s obligations hereunder, except to the extent that the Tax Indemnitor is prejudiced by such failure. Such notice will, to the extent known by the Tax Indemnitee, state the nature and basis of the Tax Contest and the estimated amount thereof.

(b)               Subject to the other provisions of this Section 6, the Seller shall have the right to represent the interests of the Company with respect to any Tax Contest to the extent related to Taxes of the Company for any Pre-Effective Time Tax Period and to employ counsel with counsel selected by her and reasonably acceptable to the Tax Indemnitee in connection with such audit or proceeding. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. The Seller’s right to control and conduct a Tax Contest shall be limited to amounts in dispute that would be payable by the Seller. The controlling party shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing assistance at the request of the Tax Indemnitor in connection with any Tax Contest, provided that any professional fees incurred by the non-controlling party shall only be incurred with the approval of the controlling party, which may not be unreasonably withheld. The Seller shall conduct such Tax Contest in a reasonable manner. The Seller shall keep the Company reasonably informed as to the conduct of any Tax Contest. The Tax Indemnitee may, at its own expense, continue to participate in any such contest.

(c)                To the extent any matter relates to the payment of Taxes for any Post-Effective Time Tax Period and Straddle Period, the Purchaser shall control such matters with counsel selected by it and reasonably acceptable to the Tax Indemnitee, provided that Purchaser may not settle any contest in a manner that results in an indemnity obligation of the Seller without the Seller’s consent, which consent shall not be unreasonably withheld or delayed. Subject to the other provisions of this Agreement, the Tax Indemnitee shall take all actions reasonably requested by the Tax Indemnitor to enable the Tax Indemnitor to prosecute such contest to a determination in a court. The Purchaser’s right to control and conduct a Tax Contest shall be limited to amounts in dispute that would be payable by the Purchaser. The controlling party shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing assistance at the request of the Tax Indemnitor in connection with any Tax Contest, provided that any professional fees incurred by the non-controlling party shall only be incurred with the approval of the controlling party, which may not be unreasonably withheld. The Purchaser shall conduct such Tax Contest in a reasonable manner. The Purchaser shall keep the Seller reasonably informed as to the conduct of any Tax Contest. The Tax Indemnitee may, at its own expense, continue to participate in any such contest. The right to settle Tax Claims and Tax Contests shall be governed by the other provisions of this Section 6.

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6.7              Tax Treatment. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

SECTION 7
MISCELLANEOUS PROVISIONS

7.1              Expenses. Unless this Agreement expressly states otherwise, Purchaser and Seller shall bear its or her own costs and expenses (including any broker’s or finder’s fees and the expenses of its representative) incurred at any time in connection with this Agreement and the Transactions, except that Purchaser shall reimburse Seller at Closing for her transaction expenses incurred in connection with the Transactions up to a maximum amount of $5,000.

7.2              Amendment and Modification. This Agreement may be amended, modified or supplemented at any time, but only by a writing signed by the Parties.

7.3              Waivers. Any failure of a party to comply with any provision in this Agreement may be waived only in writing by the party entitled to such compliance. Failure to insist upon strict compliance of any such provision shall not operate as a waiver. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy under this Agreement.

7.4              Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in writing to the Parties at the addresses in Schedule 7.4 and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the third business day after mailing or the date of the return receipt acknowledgement, if sent by courier service or by certified or registered mail with postage prepaid and return receipt requested; or (c) on the date of transmission, if sent by facsimile, but only if a copy of such notice is also sent and confirmed by another method of delivery permitted under this Section 7.4:

7.5              Parties in Interest. Nothing in this Agreement will entitle any Person (other than a party hereto, the Indemnified Parties and each of their respective heirs, executors, administrators, successors and assigns permitted under this Agreement) to any claim, cause of action, remedy or right of any kind. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to Seller, the Company or Purchaser.

7.6              Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties without the prior written consent of the other Parties; provided, that Purchaser may assign its rights hereunder as collateral to any party providing financing to either Purchaser or the Company or their affiliates or any material part of the Company’s assets, in which event Purchaser shall provide Seller with written notice of such assignment at least thirty (30) days in advance of such assignment. Any purported assignment requiring consent that is made without such consent shall be void.

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7.7              Construction. The captions set forth in this Agreement have been included solely for the convenience of the Parties and shall not be used or referred to in the interpretation or construction of this Agreement or any provision hereof. The words “hereof,” “herein” and “hereunder” and words of similar import in this Agreement refer to such Transaction Document as a whole and not to any particular provision of this Agreement unless expressly noted otherwise. The word “or” as used in any Transaction Document is not exclusive. A reference to any Person in this Agreement includes its, heirs, executors, administrators, permitted successors and permitted assigns. The phrases “arising out of” or “arises out of” as used in this agreement mean arising out of, in connection with or otherwise relating to (notwithstanding that in some cases all of such words may be used and in most cases they are not). All pronouns used in this agreement shall be deemed to include all other genders and gender neutral terms (i.e., he, she and it). All of the schedules and exhibits attached to this Agreement or referred to in this Agreement and all documents in the nature of such schedules and exhibits, when executed, are by this reference incorporated in and made a part of this Agreement. All references to this Agreement in this Agreement or in any of the exhibits or schedules to this Agreement shall be deemed to refer to this Agreement in its entirety, including all schedules and exhibits thereto. The words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively (except where “without limitation” is already provided). Any reference in this Agreement to any agreement, document or instrument, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder. This Agreement is the result of negotiations among, and has been reviewed by each Party and its or her respective counsel. Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and no ambiguity shall be construed in favor of or against any Party. ..

7.8              Entire Agreement. This Agreement, the Transaction Documents, the Disclosure Schedule, the schedules and exhibits referred to in this Agreement, and the other documents and instruments referred to in this Agreement as delivered at the Effective Time constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior written and oral, and all contemporaneous oral agreements, understandings and negotiations among the Parties with respect to the Transactions and the subject matter of this Agreement.

7.9              Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Persons or circumstances, and the application of the remainder of this Agreement will not be affected thereby. To the extent any provision of this Agreement is enforceable in part but not in whole, such provision shall be enforced to the maximum extent permitted by applicable Law.

7.10          Rights and Remedies. Except to the extent provided in this Agreement, all rights and remedies of any Party shall be independent and cumulative and may be exercised concurrently or separately. The exercise of any one right or remedy shall not constitute an election of such right or remedy or preclude or waive the exercise of any other right or remedy

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7.11          Jurisdiction. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive venue and jurisdiction of the Court of Common Pleas of Washington County, Pennsylvania or the United States District Court for the Western District of Pennsylvania for purposes of any suit, action or other Proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably and unconditionally waives any objection to the laying of such venue or jurisdiction or the right to plead or claim an inconvenient forum. The Parties agree that a final judgment in any such suit, action or other Proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject, by suit upon such judgment.

7.12          Governing Law. This Agreement and each of the other documents delivered in connection with this Agreement (unless otherwise expressly specified therein) shall be governed by and construed and interpreted in accordance with laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicts of law provisions or rules.

7.13          Waiver Of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.14          Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered by facsimile or pdf), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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EXECUTED by the Parties as of the day and year first above written

PURCHASER:

STERLING SEAL & SUPPLY, INC.

By:
	Name:	Darren DeRosa
	Title:	President

SELLER:

MARGE GRAHAM

Marge Graham

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Exhibit A

Definitions

“Allowed Indemnification Claims” means the claim under Section 6.2 or 6.3 of an Indemnified Party to the extent the same is (a) not disputed by the Indemnifying Party within 30 calendar days after receipt by Indemnifying Party of a notice of the same under Section 6.4(a), or (b) finally determined to be payable to such Indemnified Party as a result of settlement, judicial determination or otherwise.

“Authorizations” means permits, licenses, authorizations and other approvals from all Governmental Authorities.

“Contract” means any contract, agreement or other binding arrangement of any kind or nature including any note, bond, mortgage, indenture, license, lease, franchise, instrument, or other binding commitment of any kind or nature.

“Closing Date Permitted Debt” means (a) any accounts payable reflected in the Closing Working Capital Statement and (b) any Excluded Debt to the extent a deduction for the same was made from the Purchase Price.

“Closing Date Working Capital” means the Net Working Capital as at the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” means the actual knowledge of the Seller.

“Encumbrance” means any lien, claim, charge, security interest, pledge, mortgage, encumbrance or restrictions on Transfer of any kind or nature.

“Environmental Laws” means all federal, state and local laws, permits, rules, licenses, codes, orders, decrees, judgments and regulations relating to the protection of the environment and natural resources, human health and safety as it relates to environmental protection, and to releases or threatened releases of Hazardous Substances into the environment.

“Equity Interests” means any stock options, warrants, rights, calls, subscriptions, convertible or exchangeable securities, Agreements that do or may obligate the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities of any kind or nature, contingent or otherwise.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

“Excluded Debt” means all debt of the Company of any kind or nature not expressly assumed by Buyer including all Liabilities for borrowed money, related party debt, and Liabilities under capital leases, tax obligations, guaranties and reimbursement obligations of any kind or nature except accounts payable arising in the ordinary course of business.

Exhibit A-Page 1

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“GAAP” means generally accepted accounting principles used by the Company consistently applied.

“Governmental Authority” means any federal, state, county or other local government authority of any kind or nature, including any political subdivision or regulatory authority.

“Intellectual Property Rights” means all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, domain names, copyrights, databases, computer programs and other computer software, inventions, know-how, trade secrets, technology, processes, trade dress, formulae, and other intellectual property rights, including rights under licenses and sublicenses.

“IRS” means the Internal Revenue Service

“Liabilities” means any and all liabilities (including indebtedness), commitments or other obligations of any kind or nature, including obligations under Agreements, known or unknown, accrued or non-accrued, fixed or contingent, liquidated or unliquidated, several or joint and several, direct or indirect, choate or inchoate, determinable or non-determinable, due or to become due.

“Law” means any law, statute, rule regulation, ordinance or judicial decision of any kind or nature of Governmental Authority.

“Losses” means any and all Liabilities, claims, Proceedings, damages, costs and expenses and other losses of any kind or nature, including reasonable attorneys’ fees.

“Material Adverse Effect” means any effect, change or event that has been, would be or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Company; provided that the following shall not be taken into account in determining whether there has been a Material Adverse Effect: any adverse effect, change or event arising from or relating to (1) general business or economic conditions or (2) national or international political or social conditions but only, in the case of clauses (1) and (2) above to the extent not affecting the Company in a disproportionately adverse manner as compared to other Persons similarly situated.

“Net Working Capital” means, at any time, the (A) the sum of (i) accounts receivable of the Company plus (ii) the book value of the inventory of the Company, minus (B) the accounts payable of the Company, as at such time, in each case as determined in accordance with GAAP.

“Order” means any judgment, injunction, assessment, award, decree, ruling or other order of any kind or nature of any Governmental Authority.

Exhibit A-Page 2

“Pennsylvania Division Revenues” means collected gross revenues derived from sales transactions occurring after the Closing Date which are procured (i) primarily through the efforts of personnel assigned to Purchaser’s Pennsylvania Division; (ii) primarily through the efforts of personnel employed by Seller prior to closing; and (iii) from Company’s existing customers.

“Permitted Liens” means (a) mechanics’, carriers’, workers’ or other like liens which are not yet delinquent arising in the ordinary course of business, (b) imperfections of title that do not impair the use and operation of the Company’s assets as currently conducted and (c) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature.

“Pre-Effective Time Taxes” means (i) all Liability for Taxes of the Company for Pre Effective Time Tax Periods; (ii) all Liability resulting by reason of the liability of the Company pursuant to Treas. Regs. Section 1.1502 6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) all Liability attributable to any misrepresentation or breach of warranty made by Seller in Section 3.12 of this Agreement; (iv) all liability for Taxes or any loss of Tax benefits in any Post-Effective Time Tax Period attributable to any failure to comply with any of the covenants or agreements of Seller or the Company under this Agreement, and (v) all liability of the Company for Taxes of any other Person pursuant to any Agreement entered into on or before the Closing Date or any affiliate of the Company for any partial or whole period on or before the Closing.

“Post-Effective Time Tax Period” means any taxable period beginning on the Effective Time Date and the portion of any Straddle Period beginning after the Effective Time Date.

“Pre-Effective Time Tax Period” means any taxable period ending the day immediately before the Effective Time and the portion ending on and including the Effective Time of any Straddle Period. In the case of any Straddle Period, (i) Property Taxes of the Company for the Pre-Effective Time Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Effective Time Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Effective Time Tax Period shall be computed as if such taxable period ended as of the close of business at the Effective Time.

“Property Taxes” means real, personal and intangible property Taxes.

“Selling Expenses” means all Liabilities incurred by the Company that are unpaid as at the Effective Time and relate to the process of selling or attempting to sell the Company or the Shares, including all legal, accounting, tax, brokerage and investment banking fees and expenses and bonuses payable by the Company relating to the Transactions.

Exhibit A-Page 3

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of any kind or nature (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on any of the Company. Taxes include, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not, and include any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Employment Agreement, the Release and each other instrument or other document executed and delivered by any of the Parties at the Closing in connection with this Agreement and the Transactions.

“Transfer” means sell, assign, convey, deliver, dispose of or otherwise transfer. Derivatives of the word “Transfer” such as “Transfers” and “Transferred” have the correlative meaning.

“Working Capital Deficiency” means the amount by which the Net Working Capital is less than $100,000.

Exhibit A-Page 4